Exhibit 5.1

Karen E. Deschaine +1 858 550 6088 kdeschaine@cooley.com

March 11, 2021

Protara Therapeutics, Inc.

345 Park Avenue South, Third Floor

New York, NY 10010

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Protara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 819,914 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), including (a) 812,889 shares of Common Stock issuable pursuant to the Amended and Restated 2014 Equity Incentive Plan, as amended (the “2014 Plan”) and (b) 7,025 shares of Common Stock issuable pursuant to the 2014 Employee Stock Purchase Plan (together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, the Certificate of Designation for the Series 1 Convertible Non-Voting Preferred Stock, as amended, and the Company’s Second Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com